Exhibit (g)(8)
Form of
LETTER AGREEMENT
April 3, 2013
Mr. Steven Bennett
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111
Dear Mr. Bennett:
This letter is to notify you that Janus Aspen Series (the “Trust”) will change the name of Moderate Allocation Portfolio to Global Allocation Portfolio – Moderate and Worldwide Portfolio to Global Research Portfolio, each effective May 1, 2013.
The Trust requests confirmation that all references to Moderate Allocation Portfolio and Worldwide Portfolio in the Amended and Restated Custodian Contract dated August 1, 2005, as amended, between the Trust and State Street Bank and Trust Company (“State Street”) (the “Custodian Contract”), shall be replaced with Global Allocation Portfolio – Moderate and Global Research Portfolio, respectively, and that State Street will continue to act as custodian for the Portfolios under the terms of the Custodian Contract.
Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS ASPEN SERIES

By:
Stephanie Grauerholz-Lofton
Chief Legal Counsel, Vice President and Secretary

STATE STREET BANK AND TRUST COMPANY

By:

Agreed to this ____ day of ___________, 2013.